1 Debt Maturity Profile Exhibit 99.2 As of April 3, 2015 Debt Portion per US GAAP Letters of credit – 2018 Revolver Facility Available Equity Portion/Debt Discount – 2029 Converts Net Debt Q1 2015 Q4 2014 Diff Debt $1,213 $1,337 ($124) Cash (1) 159 175 (16) Net Debt $1,054 $1,162 ($108) (1) Excludes cash of $8 million and $30 million in Venezuela as of Q1 2015 and Q4 2014, respectively (2) The Company’s asset base supports over $600 million of borrowings under its $1 billion credit facility as of April 3, 2015 (3) Includes standby letters of credit $241 $202 $600 $170 $41(3) $260 $391 $- $100 $200 $300 $400 $500 $600 $700 Short term Working Capital Lines (Mainly Latin America) 2018 ABL Revolver (2) 2022 Senior Notes 2029 Convertible Notes

Segment Adjusted Operating Income

Core Operations

North America	Operating Income				
In millions	Q1 2014	Q2 2014	Q3 2014	Q4 2014	Q1 2015
As reported	$ 32.7	$ 18.9	$ 46.9	$ 20.0	$ 29.6
Adjustments to Reconcile Operating Income					
Restructuring and severance charges	1.0	12.7	-	4.6	5.3
Restatement and legal costs	2.9	3.7	2.5	3.9	4.9
Goodwill/intangibles asset impairment	-	2.1	-	-	-
Foreign Corrupt Practices Act (FCPA) accrual	-	-	-	24.0	-
Gain on the sale of divested assets	-	-	-	(17.6)	(0.9)
Projects and insurance settlements	-	-	(5.0)	(3.1)	-
Total Adjustments	3.9	18.5	(2.5)	11.8	9.3
Adjusted	$ 36.6	$ 37.4	$ 44.4	$ 31.8	$ 38.9

Europe	Operating Income				
In millions	Q1 2014	Q2 2014	Q3 2014	Q4 2014	Q1 2015
As reported	$ (10.3)	$ 14.9	$ (108.1)	$ 9.5	$ 5.9
Adjustments to Reconcile Operating Income					
Restructuring and severance charges	1.1	-	106.1	10.2	9.1
Projects and insurance settlements	-	-	-	(14.1)	-
European Commission	2.5	-	-	-	-
Total Adjustments	3.6	-	106.1	(3.9)	9.1
Adjusted	$ (6.7)	$ 14.9	$ (2.0)	$ 5.6	$ 15.0

Latin America	Operating Income				
In millions	Q1 2014	Q2 2014	Q3 2014	Q4 2014	Q1 2015
As reported	$ (165.0)	$ (15.2)	$ (23.3)	$ (43.1)	$ (15.9)
Adjustments to Reconcile Operating Income					
Restructuring and severance charges	-	10.2	13.5	8.5	2.8
Goodwill/intangibles asset impairment	152.0	-	-	-	-
Brazil impairment	-	-	13.1	-	-
Restatement and legal costs	-	-	-	-	2.5
Venezuela (income)/loss	4.2	1.1	(0.8)	37.6	5.1
Total Adjustments	156.2	11.3	25.8	46.1	10.4
Adjusted	$ (8.8)	$ (3.9)	$ 2.5	$ 3.0	$ (5.5)

General Cable

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